Exhibit 10.13

SEVERANCE AGREEMENT AND GENERAL RELEASE

This SEVERANCE AGREEMENT AND GENERAL RELEASE (“Agreement”) is made and entered into by and between Neovolta Inc. (“Company”) and Michael Mendik (“Employee”) (sometimes referred to herein as the “parties” or individually as a “party”) on the terms and conditions set forth below subject to any state-specific modifications that may apply under Appendix A:

NOW THEREFORE, in consideration of and exchange for the promises, covenants, and releases contained herein, the Employee agrees as follows:

1.	Termination Date. Employee’s termination from all positions Employee holds with the Company and Insperity PEO Services, L.P. (“Insperity”) shall be effective on January 30, 2026, in accordance with the terms and conditions of this Agreement (“Termination Date”). The Company will refer all requests made by potential employers to Insperity’s Contact Center at (1.866.715.3552). In response to such inquiries, Insperity will provide only dates of employment and last position held.

2.	Effective Date of Agreement. Employee and the Company agree that this Agreement shall not be effective until after the Agreement is executed by Employee and the revocation period outlined below has expired. (“Effective Date”).

3.	Acknowledgment of Rights and Waiver of Claims Under the Age Discrimination in Employment Act (“ADEA”). Employee acknowledges that Employee is knowingly and voluntarily waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act (“ADEA”). Employee also acknowledges that the consideration given for the waiver and release in the following paragraph is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing, as required by the Older Workers’ Benefit Protection Act, that:

A.	No Waiver of Claims that May Arise in the Future. Employee’s waiver and release does not apply to any rights or claims that may arise after the Effective Date of this Agreement;

B.	Attorney Consultation. Employee should consult with an attorney prior to executing this Agreement;

C.	21 Days to Consider. Employee has at least twenty-one (21) days to consider this Agreement (although Employee may by Employee’s own choice execute this Agreement earlier);

D.	Revocation Period. Employee has seven (7) days following Employee’s execution of this Agreement to revoke the Agreement; and

E.	Effective Revocation. Employee may revoke this Agreement only by giving formal, written notice of Employee’s revocation of this Agreement to Ofelia Black, Insperity HR Specialist, to be received by the close of business on the seventh (7th) day following Employee’s execution of this Agreement.

4.	Severance Benefits. The Company shall pay the following severance benefits, which exceed the benefits to which Employee would be entitled absent Employee’s agreement to the covenants, conditions, and terms set forth in this Agreement:

A.	Severance Payment. The Company shall pay Employee a lump sum severance payment in the amount of FIFTY THOUSAND and 00/100 DOLLARS ($50,000.00), less all required withholdings and deductions.

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The Company has also agreed to reimburse Employee for an amount equal to four (4) full month(s) of COBRA premiums to continue Employee’s coverage under the Insperity Group Health Plan, should Employee be eligible for and elect COBRA coverage. Please note that it is solely Employee’s responsibility to enroll in COBRA and make the monthly premium payments on a timely basis. If Employee does not timely enroll in and pay for COBRA, Employee will not be eligible to receive COBRA continuation coverage. The COBRA payments should be made payable as outlined in the Insperity COBRA documentation mailed to Employee under separate cover. Employee can submit a request for reimbursement to the Company after each premium payment is made. The Company will reimburse Employee within 20 days of receipt of the request.

B.	Unemployment. The Company agrees that it will neither intentionally contest nor appeal any award of unemployment benefits to Employee in the state in which Employee was employed. Employee understands, however, that if questioned by the state unemployment commission regarding any unemployment claim Employee may choose to file, Insperity (and the Company, if applicable) must respond truthfully to any such requests for information and provide material facts to the full extent required by law. The unemployment commission, not Insperity or the Company, will decide whether Employee is entitled to benefits.

C.	Timing. Employee will not be entitled to the Severance Benefits provided herein until all of the following has occurred: (i) the Termination Date has occurred; and (ii) this Agreement becomes effective as provided in Paragraph 2, above.

D.	Processing of Payment. Employee agrees that the Severance Benefits to be paid under this Agreement are due solely from the Company and that Insperity has no obligation to pay the Severance Benefits, even though the Severance Benefits may be processed through Insperity.

5.	Acknowledgments. Employee acknowledges that Employee would not otherwise be entitled to consideration in the full amount set forth above were it not for Employee’s covenants, promises, and releases set forth hereunder. Employee further acknowledges and agrees that Employee has received all wages and other compensation or remuneration of any kind due or owed from the Company, including but not limited to all wages, overtime, or other wage premiums, commissions, expense reimbursements, bonuses, advances, and any other amounts that Employee is owed, if any. Employee also agrees that Employee has been paid what Employee is owed for any vacation pay, sick time, paid time off or paid leave of absence, or in connection with any severance plan or other incentive-based compensation, if eligible. Finally, Employee acknowledges that the Company has provided Employee with all notices, leaves and benefits to which Employee may have been entitled to under any policy or law, including, but not limited to the Family and Medical Leave Act and/or analogous state statutes.

6.	Release of Claims.

A.	Release. In consideration for the undertakings and promises of the Company as set forth in this Agreement, Employee on their own individual behalf and on behalf of Employee’s respective predecessors, heirs, successors and assigns, hereby releases and forever discharges the Company, and Insperity and each of the Company and Insperity’s owners, employees, shareholders, officers, directors, agents, attorneys, insurance carriers, parents, subsidiaries, divisions or affiliated organizations or corporations, whether previously or hereafter affiliated in any manner, and the respective predecessors, successors and assigns of all of the foregoing (collectively referred to hereinafter as “Released Parties”), from any and all claims, demands, causes of action, obligations, charges, damages, liabilities, attorneys’ fees, and costs of any nature whatsoever, contingent, or non-contingent, matured or unmatured, liquidated or unliquidated, whether or not known, suspected or claimed, which Employee had, now has, or may claim to have had as of the Effective Date against the Released Parties (whether directly or indirectly) or any of them, by reason of any act or omission whatsoever, concerning any matter, cause or thing, including, without limiting the generality of the foregoing, any claims, demands, causes of action, obligations, charges, damages, liabilities, or attorneys’ fees and costs relating to or arising out of any alleged violation of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any tort, any legal restrictions on the Company’s right to terminate employees, or any federal, state, local or other governmental statute, public policy, law, regulation, or ordinance, that pertains to the employment relationship, employee leave entitlements, the recording of hours worked, payment of wages, including minimum and overtime wages, or other remuneration, including but not limited to the following:

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(i) any and all claims relating to or arising from Employee’s employment relationship with the Company and Insperity and the termination of that relationship;

(ii)  any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; commission payments; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits; and

(iii) any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Pregnant Workers Fairness Act; the Fair Labor Standards Act, including amendments thereto under the Providing Urgent Maternal Protections for Nursing Mothers Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Occupational Safety and Health Act; the National Labor Relations Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Immigration Reform and Control Act; and any similar state or local statutes, ordinances, regulations or laws; any and all claims for violation of the federal or any state constitution; The Families First Coronavirus Response Act (FFCRA), the Coronavirus Aid, Relief, and Economic Security Act (CARES Act); as amended and expanded by the Taxpayer Certainty and Disaster Tax Relief Act of 2020, the Consolidated Appropriations Act, 2021, and the American Rescue Plan Act of 2021, and related regulations and guidance; any and all claims arising out of any other federal, state, or local laws and regulations relating to employment or employment discrimination, harassment, or retaliation; any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and any and all claims for attorneys’ fees and costs, to the extent permitted under applicable law.

B.	Except for the Non-Releasable Claims (as defined in subsection (C) below), Employee understands and agrees that Employee’s Release of Claims applies to all claims, whether known or presently unknown to Employee. Accordingly, Employee agrees and understands that Employee is waiving all rights that Employee may have under any laws that are intended to protect Employee from waiving unknown claims.

C.	Non-Releasable Claims. Nothing in this Agreement prevents Employee from filing a claim to enforce the terms of this Agreement. Notwithstanding the foregoing, Employee’s release does not release any claims that Employee cannot lawfully waive, including without limitation claims for unemployment benefits, or workers’ compensation benefits, and Employee represents that to the extent Employee suffered a work-related injury of which Employee was aware in the course of Employee’s employment with the Company, Employee has already reported such injury to the Company. Moreover, Employee’s release does not prohibit Employee from filing a charge with the Equal Employment Opportunity Commission (EEOC), the National Labor Relations Board (NLRB), the Occupational Safety and Health Administration (OSHA) or other government agency (“Government Agency”) or communicating with any Government Agency or otherwise participating in any investigation or proceeding that may be conducted by any Government Agency, as long as Employee does not personally seek reinstatement, damages, remedies, or other relief as to any claim herein released by Employee. This Agreement does not limit Employee’s right to receive an award for information provided to any Government Agency. This release also does not waive rights or claims which may arise after the date of this Agreement is signed, including but not limited to any breach of this Agreement.

7.	Covenant to Return the Company Property. Employee hereby represents and warrants that on or before the Effective Date of this Agreement, Employee will return to the Company all the Company property and documents in Employee possession including, but not limited to: the Company files, notes, records, computer equipment, peripheral and/or communication devices, electronic media containing computer recorded information, tangible property, credit cards, entry cards, pagers, identification badges, keys, and any other items provided to the Employee.

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8.	Confidentiality.

A.	Employee agrees that to the extent permitted under applicable law, Employee will keep the terms, amount, and fact of this Agreement completely confidential, and that Employee will not hereafter disclose any information concerning this Agreement to anyone; provided, however, that Employee may make such disclosure to Employee’s spouse, domestic partner and to Employee’s professional representatives (e.g., attorneys, accountants, auditors, and tax preparers) all of whom will be informed of and agree to be bound by this confidentiality clause.

B.	Nothing in this Agreement prevents Employee from testifying truthfully in response to a lawfully issued subpoena or other government inquiry or from participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding or other proceeding before any federal, state, or local government agency. Nothing in this Agreement prevents or restricts Employee from enforcing Employee’s Section 7 rights under the National Labor Relations Act, participating in Section 7 activity (including the right to communicate with former coworkers and/or third parties about terms and conditions of employment or labor disputes, unrelated to the amount of severance pay under this Agreement) or otherwise cooperating through investigation, testimony, or otherwise with the NLRB or any other administrative agency or court. Nothing in this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination, or any other conduct that Employee has reason to believe are unlawful.

9.	No Pending or Future Lawsuits. Employee represents that Employee has no lawsuits, claims or actions pending in Employee’s name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Employee also represents that Employee does not intend to bring any new or different claims on Employee’s own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

10.	Entire Agreement. This Agreement embodies the entire agreement of all who have executed it and supersedes any and all other agreements, understandings, negotiations, or discussions, either oral or in writing, express or implied, between the parties to this Agreement. Employee acknowledges that no representations, inducements, promises, agreements or warranties, oral or otherwise, have been made by them, or anyone acting on their behalf, which are not embodied in this Agreement; that Employee has not executed this Agreement in reliance on any representation, inducement, promise, agreement, warranty, fact or circumstance, not expressly set forth in this Agreement; and that no representation, inducement, promise, agreement or warranty not contained in this Agreement including, but not limited to, any purported settlements, modifications, waivers or terminations of this Agreement, shall be valid or binding, unless executed in writing by all of the parties to this Agreement. This Agreement may be amended, and any provision herein waived, but only in writing, signed by the party against whom such an amendment or waiver is sought to be enforced. However, this Agreement is not intended to, and does not, relieve Employee of any existing obligations that Employee may have including, but not limited to, maintaining the Company’s Confidential Information in confidence, intellectual property, non-competition, non-solicitation, or to arbitrate employment-related disputes.

11.	Costs and Attorneys’ Fees. In the event of any proceeding to enforce the provisions of this Agreement, the prevailing party will be entitled to an award of costs and reasonable attorneys’ fees incurred in connection with any such dispute, to the extent permitted by law.

12.	No Admission of Wrongdoing. It is understood and agreed by the parties that this Agreement represents a compromise and settlement for various matters and that the promises and payments and consideration of this Agreement shall not be construed as an admission of any liability or obligation by either party to the other party or any other person.

13.	Newly Discovered Facts. Employee acknowledges that Employee may hereafter discover facts different from or in addition to those that Employee now knows or believes to be true when Employee expressly agreed to assume the risk of the possible discovery of additional facts, and Employee agrees that this Agreement will be and remain effective regardless of such additional or different facts. Employee expressly agrees that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown or unsuspected claims, demands, causes of action, governmental, regulatory or enforcement actions, charges, obligations, damages, liabilities, and attorneys’ fees and costs, if any, as well as those relating to any other claims, demands, causes of action, obligations, damages, liabilities, charges, and attorneys’ fees and costs specified herein.

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14.	Full and Knowing Waiver. By signing this Agreement, Employee certifies that:

A.	Employee has carefully read and fully understands this Agreement;

B.	Employee was advised by the Company in writing, via this Agreement, to consult with an attorney before signing this Agreement;

C.	Employee understands that Employee is not waiving rights or claims that may arise after the date that this Agreement is executed; and

D.	Employee agrees to the terms of this Agreement knowingly, voluntarily and without intimidation.

15.	Knowing and Voluntary. Employee has entered into and executed this Agreement, including the Releases, set forth in Section 6, knowingly and voluntarily and without any duress or undue influence on the part or behalf of the Company.

16.	General Terms and Conditions.

A.	Section and Paragraph Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

B.	Severable. Should any portion, word, clause, phrase, sentence or paragraph of this Agreement be declared void or unenforceable, such portion shall be considered independent and severable from the remainder, the validity of which shall remain unaffected. This Agreement shall not be construed in favor of one party or against the other.

C.	No Waiver. The failure to insist upon compliance with any term, covenant or condition contained in this Agreement shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right or power contained in this Agreement at any one time or more times be deemed a waiver or relinquishment of any right or power at any other time or times.

D.	Heirs and Assigns. This Agreement, and all the terms and provisions contained herein, shall bind the heirs, personal representatives, successors and assigns of each party, and inure to the benefit of each party, its agents, directors, officers, employees, servants, successors, and assigns.

E.	Terms Surviving Termination of Agreement. Termination of this Agreement will not affect the continuation of any outstanding obligation or liability incurred by either party during the term of this Agreement. The obligation of either party to maintain confidentiality under the terms of this Agreement will continue after the termination hereof.

F.	Violation of Terms of the Agreement. Employee and the Company agree that if a judgment in a court of law finds that Employee or the Company has violated the terms of this Agreement, the prevailing party is entitled to reimbursement from the non-prevailing party for any attorneys’ fees, costs, or other damages arising from a breach of the Agreement. Employee agrees that, if any portion of this Agreement is found to be unenforceable, the remainder of the Agreement will remain enforceable.

G.	Governing Law. This Agreement shall be interpreted under the laws of the state or commonwealth where Employee worked, both as to interpretation and performance, notwithstanding choice of law principles.

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This Agreement was presented to Employee on       2/2/26      .

IN WITNESS WHEREOF, the Employee has executed this Agreement on the respective date set forth below.

Dated:	2/6/2026	/s/ Michael Mendik
Michael Mendik

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APPENDIX A

State Specific Modifications

If Employee primarily resides or works in California Section 6(B) shall include the following paragraphs:

Section 1542 of the Civil Code of the State of California, which provides: “Section 1542. [Certain Claims Not Affected by General Release.] A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor or released party.”

Additionally, by executing this Agreement, Employee represents, warrants, and confirms that they are not an aggrieved employee for purposes of acting as a Private Attorney General under the Private Attorneys General Act (“PAGA”), and specifically that they did not suffer any violation that would form the basis for them to pursue a claim under the PAGA. Moreover, Employee disclaims any right to act as a Private Attorney General under the PAGA, and Employee admits, acknowledges, and agrees that they did not timely file an administrative complaint with California’s Labor & Workforce Development Agency (“LWDA”) and therefore cannot, and shall not, pursue claims under the PAGA.]

Additionally, the following paragraph is included:

Representation that No Claims Have Been Filed or Will be Filed, Breach. Employee represents and warrants that no administrative charges, claims, or complaints have been filed, specifically including complaints filed with the California Labor & Workforce Development Agency (“LWDA”), Department of Industrial Relations (“DIR”), Division of Labor Standards Enforcement (“DLSE”), or Civil Rights Department (CRD), and that no complaints, actions, or lawsuits in connection with Employee’s employment with the Company will be filed to initiate any state, federal, or arbitration proceeding. Employee also represents and warrants that no administrative charges, claims, or complaints will be filed with the LWDA and no complaints, actions, or lawsuits will be filed to initiate any state, federal or arbitration proceeding to pursue claims under the PAGA. Employee agrees that any breach of their representations, warranties, and/or obligations pursuant to this Paragraph shall entitle Released Parties (as defined in Section 6(A), above) to recoup the entire Severance Payment. Additionally, Employee agrees that any breach of their representations, warranties, and/or obligations pursuant to this Paragraph shall create actionable causes of action for Released Parties against Employee for claims, including but not limited to: breach of the Agreement; breach of contract; breach of the duty of good faith and fair dealing; fraud; fraudulent inducement; and intentional and negligent misrepresentation. Despite their representations and warranties in this Paragraph, by execution of this Agreement, Employee agrees to dismiss, with prejudice, any claims, charges, or complaints Employee may have filed with any governmental or administrative agency, specifically including but not limited to the LWDA, the DIR, the DLSE, or the CRD, or in any judicial forum against Released Parties. Employee agrees to take all steps reasonably necessary to fulfill this portion of the Agreement.

Additionally, Section 16 shall provide:

Employee was advised by the Company in writing, via this Agreement, that except under changed circumstances, as permitted under applicable law, this offer of severance will not be altered or withdrawn prior to the expiration of the 21-day period described above in Section 3. If Employee elects to sign the Agreement prior to the expiration of the 21-day period described above in Section 3, such election is voluntary.

If Employee primarily resides or works in Colorado Section 8(A) shall include the following paragraph: Nothing in this Agreement is intended to violate C.R.S. § 24-34-407.

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If Employee primarily resides or works in Hawaii Section 8(B) shall include the following paragraph: Nothing in this Agreement is intended to violate HRS § 378-2.2.

If Employee primarily resides or works in Illinois Section 8(B) shall include the following paragraphs:

Nothing in this Agreement prevents Employee from making truthful statements or disclosures regarding unlawful employment practices. Representations Pursuant to Illinois Workplace Transparency Act. By signature on this Agreement, Employee acknowledges their understanding that Employee has the right to have an attorney or representative of Employee’s choice review this Agreement before Employee executes it. Employee further acknowledges that the confidentiality provision shall apply only if the Company provides the Employee with separate, bargained-for consideration in addition to the consideration set forth in this Release. Employee further acknowledges that this Agreement does not waive any claims for unlawful discrimination, harassment, or retaliation that are actionable under Article 2 of the Illinois Human Rights Act, Title VII of the Civil Rights Act of 1964, or any other state or federal rule or law that is enforced by the Illinois Department of Human Rights or the EEOC that may accrue after Employee’s execution of this Agreement.

If Employee primarily resides or works in Louisiana Section 6(A) shall include the following paragraph: EMPLOYEE FULLY UNDERSTANDS THAT BY SIGNING THIS AGREEMENT,

EMPLOYEE GIVES UP EMPLOYEE’S RIGHTS TO SUE THE RELEASED PARTIES FOR ANYTHING THAT HAPPENED TO EMPLOYEE PRIOR TO SIGNING THIS AGREEMENT.

If Employee primarily resides or works in Maryland Section 8(B) shall include the following paragraph:

Nothing in this Agreement prevents Employee from discussing or disclosing their own wage information.

If Employee primarily resides or works in Massachusetts Section 6(A)(iii) shall include the following paragraph:

Employee specifically acknowledges, by executing this Agreement, Employee is releasing any and all claims Employee has, or may have, under the Massachusetts Wage Act, Overtime Law, or Wage Payment Laws—including any claim for alleged unpaid wages and/or treble damages, and Employee’s release of such claims is stated in clear and understandable terms, it is plainly worded, and Employee understands Employee specifically is waiving any rights or claims Employee has, or may have, against the Released Parties under the Massachusetts Wage Act, Overtime Law, “Blue Laws” or Wage Payment Laws.

If Employee primarily resides or works in Minnesota Section 14(E), is added as follows: Employee has been advised by way of this Agreement that Employee has fifteen (15) days following Employee’s execution of this Agreement to revoke the Agreement. Employee may revoke this Agreement only by giving formal, written notice of Employee’s revocation of this Agreement to Ofelia Black, Insperity HR Specialist, to be received by the close of business on the fifteenth (15th) day following Employee’s execution of this Agreement.

If Employee primarily resides or works in Montana Section 6(B) shall include the following paragraph:

Section 28-1-1602 of Montana Code Annotated, which provides: “A general release does not extend to claims which the creditor does not know or suspect to exist in the creditor’s favor at the time of executing the release, which, if known by the creditor, must have materially affected the creditor’s settlement with the debtor.”

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If Employee primarily resides or works in New Jersey Section 6(A)(iii) shall also include:

The New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act (the New Jersey Whistleblower Act)

Additionally, Section 8(B) shall include the following paragraph:

This Paragraph is not intended to, nor does it, prevent Employee’s cooperation through investigation, testimony, or otherwise with an administrative agency or court, complying with a lawful subsequent subpoena, or as otherwise required by law. In the event Employee receives such a subpoena or court or administrative order requiring, or which Employee believes requires, the disclosure of such Separation Information or Confidential Information, Employee shall provide Company with written notice of such belief via electronic mail, to (Name) (Email) at least ten (10) days before the required disclosure. Nothing in this Agreement prevents Employee from discussing or disclosing details relating to a claim of discrimination, retaliation, or harassment as set forth in N.J.S.A. § 10:5-12.8(a).

Additionally, Section 14 shall include the following paragraph:

Full and Knowing Waiver and Attorney Review Period. Employee acknowledges that this Agreement is executed voluntarily and without any duress or undue influence. Employee acknowledges that Employee has a right to consult an attorney regarding this Agreement, and that Employee has been provided with a reasonable time period of not less than ten

(10) full business days to do so. Employee further acknowledges that Employee has fully discussed all aspects of this Agreement with an attorney to the extent Employee desires to do so. Employee acknowledges that Employee may sign this Agreement prior to the termination of the ten (10) business day period for reviewing this Agreement, and warrants that any signature prior to the end of the ten (10) business day period is knowing, voluntary, and has not been induced by Company through fraud, misrepresentation, a threat by Company to withdraw or alter the Agreement prior to the expiration of the reasonable time period, or by the Company providing different terms to other employees who sign a similar severance or separation agreement prior to the expiration of the ten (10) business day time period

If Employee primarily resides or works in North Dakota Section 6(B) shall include the following paragraph:

Section 9-13-02 of the North Dakota Century Code, which provides: “A general release does not extend to claims which the creditor does not know or suspect to exist in the creditor’s favor at the time of executing the release, which if known by the creditor, must have materially affected the creditor’s settlement with the debtor.”

If Employee primarily resides or works in Oregon:

Insperity’s Non-Harassment and Discrimination Policy is attached.

In addition, Section 8(B) shall include the following paragraph:

This provision is not intended to, and does not, preclude Employee from truthfully discussing conduct that constitutes discrimination prohibited by ORS 659A.030, 659A.082, or 659A.112. Communications permitted under this paragraph shall not be subject to, or deemed to be a violation of, the confidentiality covenants in this Agreement, and a party does not need to notify, or secure prior authorization from, any other party with respect to such communications.

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If Employee primarily resides or works in South Dakota Section 6(B) shall include the following paragraph:

Section 20-7-11 of the South Dakota Codified Laws, which provides: “A general release does not extend to claims which the creditor does not know or suspect to exist in his [or her] favor at the time of executing the release, which if known by him [or her] must have materially affected his [or her] settlement with the debtor.”

If Employee primarily resides or works in Tennessee Section 6(A) shall include the following paragraph:

BY SIGNING BELOW, EMPLOYEE CONFIRMS THAT IT IS EMPLOYEE’S INTENT TO RELEASE ALL CLAIMS OF EVERY NATURE AND KIND WHETHER KNOWN OR UNKNOWN WHICH EMPLOYEE MAY HAVE AGAINST THE RELEASED PARTIES AS OF THE DATE EMPLOYEE SIGNS THIS AGREEMENT.

If Employee primarily resides or works in Vermont Section 6(C) shall include the following paragraph:

Resolution of Sexual Harassment Claims. This Agreement does not prohibit, prevent, or restrict Employee from:

(a)   Filing a sexual harassment complaint with the Vermont Attorney General, a State’s attorney, the Vermont Human Rights Commission, the Equal Employment Opportunity Commission, or any other federal, state, or local agency; or

(b)      Testifying, assisting, or participating in an investigation related to a claim of sexual harassment conducted by the Vermont Attorney General, a State’s attorney, the Vermont Human Rights Commission, the Equal

Employment Opportunity Commission, or any other federal, state, or local agency; or

(c)      Complying with a valid discovery request relating to civil litigation or testifying in a hearing or trial related to a claim of sexual harassment that is conducted by a court, pursuant to an arbitration agreement, or before another appropriate tribunal; or

(d)    Exercising any right Employee may have under federal, state, or local labor relations laws to engage in concerted activities for the purpose of collective bargaining or mutual aid and protection.

Employee does not waive any rights or claims that may arise after the date of execution of this Agreement.

If Employee primarily resides or works in Washington Section 8(B) shall include the following paragraph:

Nothing in this Agreement prevents Employee from discussing or disclosing information about conduct that Employee reasonably believed to be illegal discrimination, harassment, or retaliation, a wage and hour violation, sexual assault, or conduct that is recognized as against a clear mandate of public policy under federal, state, or local law.

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If Employee primarily resides or works in West Virginia Section 3 shall include the following paragraph:

Employee hereby acknowledges that Employee is knowingly and voluntarily waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §621 et seq., and the West Virginia Human Rights Act, and that the consideration given for the waiver and release is in addition to anything of value to which Employee is already entitled. Employee further acknowledges: (i) this waiver and release does not apply to any rights or claims that may arise after the date Employee signs this Agreement; (ii) Employee has the right to and are hereby advised to consult with an attorney of Employee’s choice prior to signing it, and if Employee needs to obtain counsel, Employee can call the West Virginia State Bar Association at the following toll-free number: 1-866-989-8227 ; (iii) Employee has twenty-one (21) days to consider this Agreement (although Employee may choose voluntarily to sign this Agreement sooner); and (iv) Employee has seven (7) days following the date Employee signs this Agreement to revoke this Agreement in writing to Ofelia Black, Insperity HR Specialist. Employee agrees that any modifications, material or otherwise, made to this Agreement, do not restart or affect in any manner the original up to twenty-one (21) day calendar consideration period.

Additionally, Section 6(C) shall include the following paragraph:

(a)  Waiver of WVHRA Claims: Employee acknowledges that this Agreement includes a release and waiver of any and all claims of discrimination Employee may have under the West Virginia Human Rights Act (WVHRA). Employee understands that Employee is not releasing any WVHRA claims that arise after Employee signs this Agreement.

(b)	Consideration for Waiver of WVHRA Claims: The Parties agree that the promises set forth in Section 2 are being provided, in part, in exchange for Employee’s knowing and voluntary release and waiver of all rights and claims Employee has or may have arising under the WVHRA.

(c)    Consideration Period: Employee acknowledges that the Company has advised Employee, in writing, to consult with an attorney prior to executing this Agreement, and that the Company provided Employee with at least twenty-one (21) days to review and consider this Agreement before executing it. Employee agrees that, if Employee executes this Agreement prior to the end of the twenty-one (21) day period, such early execution was a knowing and voluntary waiver of Employee’s right to consider this Agreement for at least twenty-one (21) days. Employee may contact the West Virginia State Bar Association toll free at 1-866-989-8227.

Additionally, Section 8(B) shall include the following paragraph:

Nothing in this Agreement prevents Employee from communicating with (i) the Human Rights Commission and/or (ii) similarly situated employees.

Additionally, Section 14 shall include the following paragraph:

Right to Revoke: Employee and the Company agree that, for a period of seven (7) calendar days following the execution of this Agreement, Employee may revoke this Agreement. If Employee wishes to revoke, Employee must do so by confirmed delivery of written notice of revocation to Ofelia Black, Insperity HR Specialist, at 11455 El Camino Real, Suite 100, San Diego, CA 92130, no later than the seventh (7th) day following Employee’s execution of this Agreement. Delivery by email or by personal delivery or recognized overnight courier, in either case signature required, will be effective delivery and will be deemed received upon actual receipt. Employee and the Company acknowledge and agree that this Agreement is neither effective nor enforceable and neither Employee nor the Company are obligated to perform the promises contained herein in the event that this Agreement is revoked as provided above or until expiration of the seven (7) day Revocation Period.

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